EXHIBIT 5.1

                   KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP
                    201 South Biscayne Boulevard, Suite 2000
                              Miami, Florida 33131

February 14, 2005

Sagamore Holdings, Inc.
3300 Wood Avenue South, Suite 600
Iselin, New Jersey
(732) 603-4967

Re:      Sagamore Holdings, Inc. (the "Corporation")
         Registration Statement on Form SB-2 (the "Registration Statement")

Ladies and Gentlemen:

         We have acted as your counsel in connection with the Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act") for the registration of 34,040,000 shares of the Corporation's Common Stock, par value $0.001 per share (the "Common Stock"). The Registration Statement includes for registration 30,000,000 shares of common stock to be issued upon conversion of the Corporation's Series A Convertible Preferred Stock (the "Series A Shares") and 4,040,000 shares of common stock previously issued (the "Issued Shares"). The Series A Shares and the Issued Shares shall be referred to collectively as the "Shares".

         You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Corporation's Articles of Incorporation, as amended, and Bylaws, and the corporate action of the Corporation that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Corporation. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

         Our opinion set forth below is limited to the Florida Business Corporation Act, including the applicable provisions of the Florida Constitution and reported judicial decisions interpreting those laws.

         Based upon and subject to the foregoing, it is our opinion that the Series A Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the Issued Shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption "Legal Matters". In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart Nicholson Graham LLP

Kirkpatrick & Lockhart Nicholson Graham LLP

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